Exhibit 2.1

May 8, 2003

The Toronto Stock Exchange ("TSE")

Exchange Tower

2 First Canadian Place

Toronto, Ontario   M5X 1J2

and

British Columbia Securities Commission ("BCSC")

701 West Georgia Street

Vancouver, B.C.

V7Y 1L2

and

Ontario Securities Commission ("OSC")

1800 - 20 Queen Street West

Toronto, Ontario   M5H 3S8

Dear Sirs,

Re:  Minco Mining & Metals Corporation (the "Company")

Attached to this letter for filing, through SEDAR, are:

1.         The Company's Annual Information Form dated May 8, 2003 for the year ending December 31, 2002 along with:

Year End Financial Statements for the period ending December 31, 2002;

Year End Financial Statements for the period ending December 31, 2001; and

Year End Financial Statements for the period ending December 31, 2000.

Please be advised, that all registered shareholders of the Company will be receiving Annual General Meeting materials (included audited year end financial statements for the period ending December 31, 2002) scheduled to be mailed no later than May 20, 2003.

2.

A Technical Report entitled "Report on the 2002 Exploration of the Gobi - Zhulazhaga Gold Skarn and Shear Hosted, BYC Gold Properties, Inner Mongolia, China" by Dr. Jim L. Oliver, Ph.D.,P.Geo. dated March 3, 2003.  The Company wishes to advise that Figure 2, 4, 5, 6, 8, 9, 10, 11, 12, 13, page 50 and all of Appendix I will be filed in paper form with the TSE, BCSC and OSC.  A complete report will be on file at the offices of the Company for any person wishing to review its contents.

3.

Form 13-502F1; and

4.

Filing fees in the amount of $4,308.15.

Yours very truly,

MINCO MINING & METALS CORPORATION

"Mar Bergstrom"

Mar Bergstrom

Corporate Secretary